Contact: John Lamb VP & CFO 360.697.6626 investors@orminc.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
January 3, 2017

POPE RESOURCES ANNOUNCES CONSERVATION SALES TOTALING $5.3 MILLION

Pope Resources (Nasdaq:POPE) announced today recent closings of conservation sales from its Hood Canal tree farm in Jefferson and Kitsap counties totaling $5.3 million. The sale transactions comprise the following: 1,361 acres of timberland to Forterra, which will ultimately be transferred to Kitsap County; 159 acres of timberland to the Washington State Department of Natural Resources; and a conservation easement covering 1,497 acres of timberland to The Trust for Public Land. The conservation easement sale precludes future development but allows continuing timberland operations. Under the sale to Forterra, the Partnership will retain the right to harvest timber on that1,356-acre parcel for 25 years.

"Each of these conservation transactions serve a different purpose,” said Tom Ringo, President and CEO, “but what they share in common is lessening potential future land use conflicts together with balancing recreational and economic uses.”

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 215,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate two private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.